Exhibit 99.1

FOR IMMEDIATE RELEASE

Gasco Energy Announces Restructuring

DENVER, October 18, 2013 - Gasco Energy, Inc. (OTCQB: GSXN) (“Gasco” or the “Company”) today announced that it has completed a financial restructuring following a thorough evaluation of the Company’s strategic alternatives, which included consideration of a sale of the Company or its assets, financial restructuring and reorganization under bankruptcy.

As previously disclosed by the Company, Gasco has been seeking to restructure or refinance its debt or sell assets to improve its liquidity position since mid-year 2012.  During this period, the Company has operated without a credit facility, has been delisted from trading on the New York Stock Exchange and has missed two semi-annual interest payments totaling $2,484,240 on its outstanding convertible senior notes.

The Company and Stephens Inc., the Company’s financial advisor, conducted a process to evaluate various strategic alternatives.  The restructuring agreements resulting from this process involve an investment in Gasco by Markham LLC (“Markham”) and Orogen Energy, Inc. (“Orogen”), who exchanged the $45,168,000 aggregate principal amount of Gasco’s convertible senior notes due 2015 and accrued interest thereon and all 182,065 outstanding Series C convertible preferred shares they had acquired from the previous note holders, for 393,550,372 shares of Gasco common stock and 50,000 shares of the newly-created Gasco Series D convertible preferred stock.  As a result of the restructuring transactions, the new investors now have fully-diluted control of approximately 97.5% of the equity of the Company.

The new Series D convertible preferred stock ranks senior to all existing preferred and common stock of the Company with respect to dividend rights, redemption rights and liquidation rights.  Dividends accrue on such preferred stock at 10% per annum and if not paid, will constitute a part of the liquidation preference, together with a stated value of $100 per share for each share of outstanding Series D convertible preferred stock.  Such preferred stock is also subject to a redemption right in favor of the new investors beginning one year and one day after the original date of issuance.

Because the Company does not currently have sufficient authorized common shares to permit the full conversion of the Series D convertible preferred stock, the Board of Directors of the Company has approved and adopted an amendment to its charter to increase the number of Gasco common shares and has recommended to the stockholders that they approve the charter amendment by written consent.

In addition to the exchange of debt and securities for the new common and preferred shares, Markham and Orogen have established a 120-day, $5 million senior secured credit facility to fund working capital and capital expenditure requirements of the Company.  For extending the credit facility, the Company also issued to Markham and Orogen a total of 250,000 shares of Gasco common stock.

Following the closing of the restructuring agreements, the Company set the size of its Board of Directors at three members effective immediately and accepted the resignations of Richard J. Burgess, Charles B. Crowell, Steven D. Furbush and John A. Schmit as directors.  Richard S. Langdon remains a director and interim President and Chief Executive Officer of the Company. G. Wade Stubblefield was appointed to the Board of Directors of the Company upon the closing and the Company intends to add L. Edward Parker as a director upon making required SEC filings.

About Gasco Energy

Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region and in California’s San Joaquin Basin.  Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases.  Gasco is currently focusing its drilling efforts in the Riverbend Project located in the Uinta Basin of northwestern Utah, targeting the oil-bearing Green River Formation and the natural gas-prone Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations.  To learn more, visit http://www.gascoenergy.com.